 BOOKSo A o MILLION(R) News Release

402 Industrial Lane
Birmingham, AL 35211
205-942-3737

Contact:     Douglas G. Markham
                    Chief Financial Officer
                    (205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES SECOND QUARTER RESULTS

Net Income Increases 44%

BIRMINGHAM, Ala. (August 17, 2006) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the second quarter ended July 29, 2006. Net sales for the 13-week period decreased 0.7% to $121.2 million from sales of $122.0 million in the year-earlier period. Comparable store sales for the quarter decreased 1.2% when compared with the 13-week period for the prior year. Net income increased to $2.5 million, or $0.14 per diluted share, compared with net income of $1.7 million, or $0.10 per diluted share, in the year-earlier period.

        For the 26-week period ended July 29, 2006, net sales increased 0.1% to $235.0 million from sales of $234.7 million in the year-earlier period. Comparable store sales decreased 0.8% when compared with the same period of fiscal 2006. For the 26-week period, the Company reported net income of $4.0 million, or $0.23 per diluted share, compared with net income of $2.8 million, or $0.16 per diluted share, for the year-earlier period.

        Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “We are pleased with our results for the quarter. Despite the challenging comparison to last year when Harry Potter and the Half Blood Prince went on sale, we were able to exceed our sales and profit objectives for the quarter. An aggressive merchandising and marketing plan, good execution in the stores and continued discipline in controlling inventory and operating costs contributed to an impressive increase in net income.”

        In addition, the Company announced that its Board of Directors has approved a quarterly cash dividend of $0.08 per share. The quarterly dividend is payable on September 14, 2006, to stockholders of record at the close of business on August 31, 2006.

        Books-A-Million is one of the nation’s leading book retailers and sells on the internet at www.booksamillion.com. The Company presently operates 205 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Stock Market’s Global Select Market under the symbol BAMM.

BAMM Reports Second Quarter Fiscal 2007 Results

August 17, 2006

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

13 Weeks Ended	26 Weeks Ended

July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005

NET SALES	$121,209	$122,045	$234,956	$234,671
Cost of sales (including warehouse, distribution and
store occupancy costs)	86,263	88,039	167,410	169,099
GROSS PROFIT	34,946	34,006	67,546	65,572
Operating, selling and administrative expenses	27,271	26,723	53,837	52,236
Depreciation and amortization	3,562	4,080	6,988	8,007
OPERATING INCOME	4,113	3,203	6,721	5,329
Interest expense, net	110	415	165	799
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	4,003	2,788	6,556	4,530
Income tax provision	1,509	1,072	2,540	1,734
INCOME FROM CONTINUING OPERATIONS	2,494	1,716	4,016	2,796
DISCONTINUED OPERATIONS:
Loss from discontinued operations
(including loss on disposal)	(60)	(23)	(77)	(55)
Income tax benefit	(23)	(8)	(30)	(20)
LOSS FROM DISCONTINUED OPERATIONS	(37)	(15)	(47)	(35)
NET INCOME	$2,457	$1,701	$3,969	$2,761
NET INCOME PER COMMON SHARE:
Basic:
Income from continuing operations	$0.15	$0.11	$0.24	0.17
Loss from discontinued operations	--	(0.01)	--	--
Net income	$0.15	$0.10	$0.24	$0.17
Diluted:
Income from continuing operations	$0.15	$0.10	$0.24	$0.17
Loss from discontinued operations	(0.01)	--	(0.01)	(0.01)
Net income	$0.14	$0.10	$0.23	$0.16
Weighted average shares outstanding:
Basic	16,723	16,299	16,597	16,250
Diluted	17,096	16,884	17,057	16,862

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company’s specific market area; inflation; economic conditions in general and in the Company’s specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company’s Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.